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                                                                  EXHIBIT 11.1

                           CNA FINANCIAL CORPORATION
                 COMPUTATION OF NET INCOME PER COMMON SHARE


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Three Months Ended March 31                                 1995       1994
(In millions, except per share data)
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Earning per share:

Net income (loss)..................................      $ 152.8    $ (78.1)
Less preferred stock dividends.....................          1.8        1.1
                                                          ------     ------
   Net income (loss) available to
     common stockholders...........................      $ 151.0    $ (79.2)
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Weighted average shares outstanding................         61.8       61.8
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   Net income (loss) per common share..............      $  2.44    $ (1.28)
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                                         (27)
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